UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report:  July 1, 2015

(Date of earliest event reported)

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number  000-27261

Delaware	93-0549963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip Code)

(303) 771-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2015, Michael A. Szomjassy notified CH2M HILL Companies, Ltd., a Delaware corporation, of his retirement as Executive Vice President effective February 19, 2016.

On July 1, 2015, CH2M HILL entered into a Retirement Transition Agreement (the “Agreement”) with Michael A. Szomjassy.  Under the Agreement, in connection with Mr. Szomjassy’s retirement, beginning July 17, 2015 he will serve as a flex employee of CH2M HILL until February 19, 2016 at a rate of $192 per hour and is expected to work at a level level greater than 20% of his average level of services performed during the 36 months preceding July 17, 2015.  Under the Agreement, Mr. Szomjassy’s balance under the CH2M HILL Companies, Ltd. Supplemental Executive Retirement and Retention Plan (SERPP) will be paid in accordance with his distribution election on file.  He will receive a vested SERRP amount of approximately $36,758 and his unvested balance will super vest on February 9, 2016 under the SERRP in the amount of approximately $292,890, per the plan terms of the SERRP. Mr. Szomjassy will also continue to be eligible for the Executive Physical Program through calendar year 2015 and for certain financial planning and tax services, including those associated with his prior program assignment on the London Olympics.

The foregoing description is qualified in its entirety by the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1                   Retirement Transition Agreement between CH2M HILL Companies, Ltd. and Michael A. Szomjassy dated July 1, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, CH2M HILL has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: July 2, 2015	By:	/s/ Thomas M. McCoy
Thomas M. McCoy
Executive Vice President, General Counsel & Secretary